Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

GUESS?, INC. ANNOUNCES NEW FIVE-YEAR $200 MILLION CREDIT FACILITY LED BY J.P. MORGAN AND BANK OF AMERICA MERRILL LYNCH

LOS ANGELES, July 6, 2011 — Guess?, Inc. (NYSE: GES) today announced that it has entered into a five-year $200 million secured revolving credit facility with a global and strategic syndicate of banks led jointly by J.P. Morgan Securities LLC and Bank of America Merrill Lynch. This new credit facility, which includes an additional $100 million accordion feature, replaces the Company’s existing $85 million revolving line of credit which was scheduled to mature September 30, 2011.

Commenting on the announcement, Maurice Marciano, Chairman of the Board, stated, “The favorable terms of the new facility capitalize on the Company’s solid financial position and our consistent track record of strong performance.  We have assembled a premier group of banks with a presence in all the major markets of the world where we operate and we value their continued support as they have all been key relationships for the Company.”

Mr. Marciano continued, “Our credit facility, combined with the Company’s operating cash flows and strong balance sheet and cash position, provide us the platform to access well over $1 billion of potential capital to pursue our global expansion efforts and any other opportunities.”

At the time of closing, there were no borrowings due under the prior credit facility other than normal letter of credit obligations.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world.  As of April 30, 2011, the Company directly operated 484 retail stores in the United States and Canada and 202 retail stores in Europe, Asia and Latin America.  The Company’s licensees and distributors operated an additional 735 retail stores outside of the United States and Canada.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s global expansion strategies, strategic growth opportunities, and potential access to capital, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things: domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand image, effectively operate our various retail concepts, manage inventories, address potential increases to product costs and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our global operations, including currency fluctuations and global tax rates.  In addition to these factors, the economic, technology, management, litigation-related and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

Source: Guess?, Inc.

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